As filed with the Securities and Exchange Commission on April 1, 1999
                           Registration No. 333-68541

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                               AMENDMENT NO. 3 TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                           HEMISPHERX BIOPHARMA, INC.
                         (Name of Issuer in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)


            (Primary Standard Industrial Classification Code Number)

                                   52-0845822
                      (I.R.S. Employee Identification No.)
                              --------------------

                               1617 JFK Boulevard
                        Philadelphia, Pennsylvania 19103
                                 (215) 988-0080

(Address and telephone number of principal executive offices and principal place of business)
                              --------------------

                William A. Carter, M.D., Chief Executive Officer
                           Hemispherx Biopharma, Inc.
                               1617 JFK Boulevard
                        Philadelphia, Pennsylvania 19103
                                 (215) 988-0080

            (Name, address and telephone number of agent for service)

                        Copies of all communications to:
                            Michael H. Freedman, Esq.
                   Silverman, Collura, Chernis & Balzano, P.C.
                        381 Park Avenue South, Suite 1601
                            New York, New York  10016
                                 (212) 779-8600

     Approximate date of proposed sale to the public: From time to time or at one time after the effective date of this Registration Statement as determined by the Selling Securityholders.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended ("Securities Act"), other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
================================================================================

                                 CALCULATION OF REGISTRATION FEE


                                Proposed         Proposed
                                 Maximum         Maximum
Title of Each Class of        Amount to be    Offering Price      Aggregate         Amount of
Securities to be Registered   Registered(1)    Per Share(2)    Offering Price   Registration Fee
============================  =============  ================  ===============  =================
Common Stock(3). . . . . . .        750,000  $           6.50  $     4,875,000  $        1,477.27
----------------------------  -------------  ----------------  ---------------  -----------------
Common Stock(4). . . . . . .        250,000  $           6.50  $     1,625,000  $          492.42
----------------------------  -------------  ----------------  ---------------  -----------------

TOTAL. . . . . . . . . . . .      1,000,000                    $     6,500,000  $        1,969.70
============================  =============                    ===============  =================

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, there are also being registered an indeterminate number of additional shares of common stock as may become issuable upon exercise of warrants to prevent
      dilution   resulting  from  stock  splits,   stock  dividends  or  similar
      transactions.
(2) Common stock price per share calculated in accordance with Rule 457(c) of the Securities Act using the last sale price for the common stock on December 7, 1998.
(3)   Common  stock  held  by  selling  securityholders.
(4)   Common  stock  underlying  warrants  held  by  the  selling  securityholder.


     The Registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on a date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                    DATED APRIL 1, 1999 SUBJECT TO COMPLETION

                           Hemispherx Biopharma, Inc.


                        1,000,000 shares of common stock

                        ---------------------------------

     Value Management and Research may sell up to 1,000,000 shares of Hemispherx common stock.

     Hemispherx  will  not  receive  any  proceeds  from  this  offering.

                        ---------------------------------

     Please see the risk factors beginning on page 7 to read about certain factors you should consider before buying shares of common stock.

                        ---------------------------------

     Hemispherx's common stock and class A warrants are listed on the American Stock Exchange under the symbols HEB and HEB/WS, respectively. The reported last sale price on the American Stock Exchange on March 30, 1999 was $5.875 and $2.563, respectively.

     The mailing address of our principal executive offices is 1617 JFK Boulevard, Philadelphia, Pennsylvania 19103, and the telephone number is (215) 988-0080.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is April ___, 1999

                                   Hemispherx

     Hemispherx is a pharmaceutical company that is using genetic technologies to develop therapeutic products for the treatment of viral diseases and certain
cancers.   Ampligen,  our  lead  compound,  is  in  advanced  human  clinical development for various therapeutic indications. We have clinically evaluated Ampligen in over 350 patients for different therapeutic indications. These clinical studies show that the drug acts as an antiviral agent against a large number of different viruses, including myalgic encephalomyelitis, also known as chronic fatigue syndrome, HIV infection and hepatitis B, as well as a treatment for certain cancers. Clinical trials conducted in the early 1990's indicate that Ampligen may have potential in the treatment of metastatic renal cell cancer and malignant melanoma. Ampligen appears to stimulate the immune system and is generally well tolerated. We are currently conducting Phase III human clinical trials for the therapeutic treatment of chronic fatigue syndrome. Phase III trials are the final drug testing phase for approval by the U.S. Food and Drug Administration.

     We will continue our research and clinical efforts for the next several years. We expect significant benefits as a result of certain revenues expected from various cost recovery treatment programs, notably in Canada, Belgium and the United States. Cost recovery treatment programs allow us to charge patients for the cost of Ampligen even though the drug has yet to be approved by the Food and Drug Administration. We are also pursuing similar programs in other countries, especially within the European Union where our resources have been substantially increased in order to pursue regulatory approvals. Over the years, we have secured more than 25 issued U.S. patents and over 300 derivative international filings. Nine additional U.S. patent filings are pending along with their international counterparts.

     We require substantial resources to conduct the time-consuming research, preclinical development, and clinical trials necessary to bring pharmaceutical products to market and establish commercial production and marketing capabilities. Accordingly, we may need to raise additional funds through additional equity or debt financing, collaborative arrangements with corporate partners, off balance sheet financing or from other sources in order to complete the necessary clinical trials and the regulatory approval processes and begin commercializing our products.

Manufacturing
-------------

     In 1994, we entered into an agreement with Bioclones, Ltd., a subsidiary of South African Breweries, Ltd., to co-develop various genetic drugs, including Ampligen. The Bioclones agreement provided for the formation of Ribotech, Ltd. Ribotech was formed in 1994 to produce the raw materials for manufacturing Ampligen. Hemispherx and Bioclones jointly own Ribotech. Ribotech presently has the capacity to produce the materials required to treat approximately 2,000 patients per year. We are planning to develop a new production plant. This facility will have the capacity to produce the materials needed to treat up to 50,000 patients.

     In the third quarter of 1998, we informed the Food and Drug Administration of our intention to switch certain patients from the labor intensive freeze-dried dosage form of Ampligen to the more convenient ready-to-infuse liquid formulation for the treatment of patients in clinical trials. We manufacture the liquid product more efficiently and the process allows greater production volumes, although we will continue to produce the freeze-dried product for further clinical development. We have initiated efforts to identify and locate additional liquid formulation capacity in the U.S. and Europe, since we anticipate that additional production capacity will be needed in the future.

Product  Development
--------------------

     In the second quarter of 1998, we commenced a Phase III clinical study of Ampligen for the treatment of chronic fatigue syndrome. We plan to enroll up to 230 patients with severely debilitating chronic fatigue syndrome. Chronic fatigue syndrome patients who are not eligible for the Phase III trial in the United States may seek treatment under the chronic fatigue syndrome cost recovery treatment program now authorized by the Food and Drug Administration. Treatment with cost recovery has been ongoing since mid-1997 under the auspices of the Food and Drug Administration. Under this protocol, the enrolled patients pay for the Ampligen administered, which totals about $7,000 for a 24 week treatment course. Patients are also treated for chronic fatigue syndrome in Belgium, Austria and Canada under similar chronic fatigue cost recovery treatment programs.

Distribution/Marketing
----------------------

     In February 1998, we entered into an agreement with Kimberly Home Health Care, Inc. which operates under the name Olsten Health Services. Olsten Health Services will serve as a distributor of our products to U.S. patients enrolled in the chronic fatigue syndrome cost recovery program and will maintain an Ampligen inventory for use in treating these patients. In addition, Olsten Health Services will initially provide up to $500,000 of support for other clinical program efforts including identification of the potential medical and economic benefits to patients receiving Ampligen. Olsten Health Services is able to deliver treatment and services to chronic disease patients including infusion services, home nursing and other medical services through a national network of more than 500 locations.

     We are exploring distribution and marketing relationships for the Western European market. Arrangements are being discussed with a French multinational pharmaceutical firm with respect to a distribution and/or marketing relationship.

     We formed a wholly owned subsidiary in Europe, Hemispherx Biopharma Europe NV/SA. This subsidiary is presently based in Antwerp and is pursuing chronic fatigue clinical tests, related clinical treatments and new drug marketing approval in Belgium and other European countries. In December 1998, we filed final drug marketing approval documents for the European Union, consisting of 15 countries, for Ampligen's use for treatment of patients with chronic fatigue syndrome. In January 1999, we were notified that the filing was complete and the review process had started.

Recent  Developments
--------------------

Subsidiary  Spin-Off

     We are considering distributing to our shareholders at least 80% of the issued and outstanding shares of common stock of Core Biotech Corp. We would distribute the Core Biotech shares to each of the holders of our common stock as of a record date set by us. The timetable for this potential spin-off has not been determined.

     After the proposed spin-off, Core Biotech would use genetic technologies, including Ampligen and other products, to develop therapeutic products for the treatment of viral hepatitis diseases. We would license or sublicense to Core Biotech the technology for the products that will be used by Core Biotech.

     In connection with the proposed spin-off, we would enter into several agreements with Core Biotech, including, but not limited to,




(a) a separation and distribution agreement which will separate our hepatitis technology from us, including some assets and liabilities, and distribute Core Biotech common stock to our shareholders;
(b) a tax allocation agreement allocating tax liabilities that relate to the planned spin-off and to periods prior to the spin-off date;
(c) a services agreement providing for allocation of responsibilities with respect to various services to be provided by us to Core Biotech; (d) an employee benefits agreement; (e) a technology license agreement; and
(f)   a  research  and  development  agreement.


     These agreements are in the early stages of development and no final determination as to structure has been made. Accordingly, we have not determined Core Biotech's capitalization, pro forma financial information, management or inter-company transactions. We believe that, except for the initial capitalization of Core Biotech, the transfer of any other assets and liabilities would have no significant affect on our financial position. The initial capitalization could be up to $5,000,000 and could negatively effect the amount of cash we have at the time of the spin-off. The results of operations for Core Biotech were not significant for the year ended December 31, 1998.

Litigation

     On September 14, 1998, VMW, Inc. filed a complaint against us in the United States District Court, Southern District of New York. The complaint alleges that we failed to fulfill our financial obligations to VMW, Inc. with respect to a certain letter agreement pertaining to marketing services rendered. VMW, Inc. claims damages of less than $100,000. We counterclaimed alleging breach of contract by VMW and have demanded damages of approximately $25,000. This case is currently in the discovery phase. We have discussed a potential settlement of the claim with VMW. The settlement terms are currently being negotiated. We do not believe that this claim will have a material effect on our results of operations or our financial position.

     Ell and Co., and the Northern Trust Company, as Trustee of the AT&T Master Pension Trust filed a complaint against us in the Court of Chancery of the State of Delaware in and for New Castle County on September 23, 1998. This complaint alleges that we breached our contractual obligations as set forth in our Certificate of Powers, Designations, Preferences and Rights of the Series E
Convertible Stock. The plaintiff seeks to enforce its rights to convert 1,500 shares of Series E Preferred Stock into 750,000 shares of freely traded common stock and to recover damages for its inability to convert the preferred stock when it requested to do so. We do not believe that the complaint will have a material effect on our results of operations or our financial position. [/R]
     Although we maintain that the 1,500 shares of Series E Preferred Stock had been properly redeemed and, therefore, the plaintiff was not contractually able to effect a proper conversion into common shares, we agreed, in December 1998, to convert the plaintiff's preferred stock into common stock. Currently, the claim is still in litigation.

     We filed a complaint against Manual P. Asensio, Asensio and Company, Inc. and others in the United States District Court for the Eastern District of Pennsylvania on September 30, 1998. We allege the unlawful manipulation and short selling by defendants of our common stock on the American Stock Exchange on or about September 15, 1998 through the present. We allege, among other things, that the defendants distributed materially false information concerning us to the public, thereby damaging us and our shareholder equity.

     Certain of the defendants have entered motions to dismiss all or part of the case. On March 12, 1999, the Court issued a memorandum decision dismissing four of the six counts. Currently, the case is in the discovery phase.


                                 Use of Proceeds


     We will not receive proceeds from the resale of Value Management and Research's common stock. We will receive $1,600,000 from the exercise of the warrants, assuming all of the warrants are exercised. We intend to use these proceeds for general corporate purposes. Pending use of the proceeds, they will be invested in short term, interest bearing securities or money market funds.

                                  Risk Factors

     You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of common stock. This prospectus contains forward-looking statements which can be identified by the use of words such as "intend," "anticipate," "believe," "estimate," "project," or "expect" or other similar statements. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information. When considering these statements, you should keep in mind the risk factors described below and other cautionary statements in this prospectus. The risk factors described below and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

1. We may continue to incur substantial losses and our future profitability is uncertain.

     We began operations in 1966 and last reported net profit from 1985 through 1987. Since 1987, we have incurred substantial operating losses and as of December 31, 1998 our accumulated deficit was approximately $61,716,000. We have not yet generated significant revenues from our products and may incur substantial and increased losses in the future. We cannot assure you that we will ever achieve significant revenues from product sales or become profitable. We require and will continue to require the commitment of substantial resources to develop our products. In addition, substantial funding may be required to spin-off Core Biotech Corp. We cannot assure you that our product development efforts will be successfully com-pleted or that required regulatory approvals will be obtained or that any products will be manufactured and marketed successfully, or profitability.

2. We do not expect to be profitable unless we receive final regulatory approval for Ampligen and it is successfully commercialized.

     Our principal development efforts are currently focused on Ampligen which has not been approved for commercial use in the U.S. or elsewhere. We do not expect to be profitable unless we receive final regulatory approval and can successfully commercialize Ampligen or one of our other products. Our products, including Ampligen, are subject to extensive regulation by numerous governmental authorities in the U.S. and other countries, includ-ing, but not limited to, the Food and Drug Administration in the U.S., the Health Protection Branch of Canada's Department of Health and Welfare, a federal regulatory agency in Canada, and the European Medical Evaluation Agency in Europe. Obtaining regulatory approvals is a rigorous and lengthy process- and requires the expendi-ture of substantial resources. In order to obtain final regulatory approv-al of a new drug, we must demonstrate to the satisfaction of the regulatory agency that the product is safe and effective for its intended uses and that we are capable of manufacturing the product to the applicable regulatory standards. We require regulatory approvals in order to market our products and receive product revenues or royalties.

     No regulatory agency has approved the full commercial sale of any of our products. We cannot assure you that the drug will ultimately be demonstrated to be safe or efficacious. In addition, while Ampligen is authorized for use in clinical trials in the United States and other countries, we cannot assure you that additional clinical trials approvals will be authorized in the United States or in other countries, in a timely fashion or at all, or that we will complete these clinical trials. Further, we cannot assure you that Ampligen will be commercially successful in any country that may approve its use. If Ampligen or one of our other products does not receive regulatory approval in the U.S. or elsewhere, our operations will be significantly affected.

3. We may not be profitable unless we can protect our patents and/or receive approval for additional pending patents.

     We need to acquire enforceable patents covering the use of Ampligen for a particular disease in order to obtain exclusive rights for the commercial sale of Ampligen. Our success depends, in large part, on our ability to obtain patent protection for our products and to obtain and preserve our trade secrets and knowhow. We have been issued certain patents on the use of Ampligen alone and Ampligen in combination with certain other drugs for the treatment of HIV. We have also been issued patents on the use of Ampligen alone and in combination with certain other drugs for the treatment of chronic hepatitis B virus, chronic hepatitis C virus, and a patent which affords protection on the use of Ampligen in patients with chronic fatigue syndrome. To date, we have not been issued any patents in the U.S. for the use of Ampligen as a sole treatment for any of the cancers which we have sought to target. Our applica-tions for U.S. patents for the use of Ampligen in the treatment of renal cell carcinoma and lung cancer are currently pending. We cannot assure you that any of these applications will be approved or that our competitors will not seek and obtain patents regarding the use of Ampligen in combination with various other agents, including AZT, for a particular target indication prior to us. If we cannot protect our patents covering the use of Ampligen for a particular disease, or obtain additional pending patents, we may not be able to successfully market Ampligen.

4. We may not be profitable unless we can produce Ampligen in commercial quantities at costs acceptable to us.

     We have never produced Ampligen or any other products in large commercial quantities. Ampligen is currently produced only for use in clinical trials. We must manufacture our products in compliance with regulatory requirements at commercial quantities and at acceptable costs in order for us to be profitable. We intend to utilize third-party manufacturers and/or facilities if and when the need arises or, if we are unable to do so, to build or acquire commercial-scale manufacturing facili-ties. We have entered into an agreement with Bioclones, Ltd., a biopharmaceutical company which is associated with South African

Breweries, Ltd. The Bioclones agreement provides for the construction of a new commercial manufacturing facility by Ribotech, Ltd., a company of which we own 24.9%. We have not commenced constructing this facility. A pilot facility in South Africa is being expanded to provide an increased supply of Ampligen raw material. The construction of the commercial facility is dependent upon the regulatory status of Ampligen, or other products covered by our patents in various global markets, and we cannot give assurances with respect to when, and if, construction will be initiated or completed. If we cannot manufacture commercial quantities of Ampligen or enter into third party agreements for its manufacture at costs acceptable to us, our operations will be significantly affected.

5. If our distributors do not market our product successfully, we may not generate significant revenues or become profitable.

     We have limited marketing and sales capability. We need to enter into marketing agreements and third party distribution agreements for our prod-ucts in order to generate significant revenues and become profitable. To the extent that we enter into co-marketing or other licensing arrangements, any revenues received by us will be dependent on the efforts of third parties, and there is no assurance that these efforts will be successful. Our agreement with Olsten Health Services offers the potential to provide significant marketing and distribution capacity in the United States while Bioclones, Ltd. will be responsible for fielding an adequate sales force in South America, Africa, United Kingdom, Australia and New Zealand. Olsten Health Services is able to deliver treatment and services to chronic disease patients including infusion services, home nursing and other medical services through a national network of more than 500 locations. Nevertheless, we cannot assure you that Olsten Health Services or Bioclones will be able to successfully distribute our products, or that we will be able to establish future marketing or third party distribution agreements on terms acceptable to us, or that the cost of establishing these arrangements will not exceed any product revenues-. If we cannot enter into future marketing and distribution agreements at terms acceptable to us, or if these distributors cannot effectively market and distribute our products, our operations will be negatively affected.

6. We may be subject to product liability claims from the use of Ampligen or other of our products which could negatively affect our future operations.

     We face an inherent business risk of exposure to product liability claims in the event that the use of Ampligen or other of our products results in adverse effects. This liability might result from claims made directly by patients, hospitals, clinics or other consumers, or by pharmaceutical companies or others manufacturing these products on our behalf. Our future operations may be negatively effected from the litigation costs, settlement expenses and lost product sales inherent to these claims. While we will continue to attempt to take appropriate precautions, we cannot assure you that we will avoid significant product liability exposure. Although we currently maintain worldwide product liability insurance coverage in the amount of $1,000,000, there can be no assurance that this insurance will provide adequate coverage against product liability claims. While no product liability claims are pending or threatened against us to date, a successful product liability claim against us in excess of our insurance coverage could have a negative effect on our business and financial condition.

7. Members of our Scientific Advisory Board have conflicting interests and may disclose data and technical knowhow to our competitors.

     All of our Scientific Advisory Board members are employed by other entities, which may include our competitors. Although we require each of our Scientific Advisory Board members to sign a non-disclosure and non-competition agreement with respect to the data and information that he or she receives from us, we cannot assure you that members will abide by them. If a member were to reveal this information to outside sources, accidentally or otherwise, our operations could be negatively effected. Since our business depends in large part on our ability to keep our knowhow confidential, any revelation of this information to a competitor or other source could have an adverse effect on our operations.

8.     The  loss  of  Dr.  Carter's services could hurt our chances for success.

     Our success is dependent on the continued efforts of Dr. William A. Carter. The loss of Dr. Carter's services could have a material adverse effect on our operations. While we have an employment agreement with Dr. William A. Carter, and have secured key man life insurance in the amount of $2 million on the life of Dr. Carter, the loss of Dr. Carter or other key personnel, such as Dr. David Strayer or Dr. Carol Smith, or the failure to recruit additional personnel as needed could have a materially adverse effect on our ability to achieve our objectives.

9. Restricted shares eligible for sale may depress the market price of our common stock.

     A significant number of our outstanding shares of common stock are "restricted," as that term is defined under Rule 144 of the Securities Act. In addition, we have issued warrants to purchase 2,080,000 shares of common stock in reliance upon the provisions of Rule 701 of the Securities Act. All of these Rule 701 shares are currently eligible for sale, although the holder of 1,400,000 of these rule 701 shares has agreed to not sell any of these shares in 1999. Under Rule 144, in general, a person may sell stock if the stock has been owned for at least one year. Rule 144 sales must be made under certain conditions, including, limitations as to the amount of shares that may be sold in any three-month period. Rule 144 also permits a sale, without any quantity limitation, by a person who is not an affiliate of the issuer and who has satisfied a two-year holding period. We cannot predict the effect that sales made under Rule 144 or Rule 701, sales made in reliance on other exemptions under the securities laws or under registration statements may have on any then prevailing market price. The sale, or availability for sale, of these securities in the public market subsequent to this prospectus, could affect the market price of the common stock and could impair our ability to raise additional capital through the sale of our equity securities or debt financing.

10. We are dependent on our systems to operate our business, and failure to adequately address the Year 2000 problem could hurt our profitability.

     We are dependent upon computers to operate our business and therefore are exposed to Year 2000 problems. In the spring of 1998, we initiated a Y2K compliance program with the following objectives:

(a)     abupdating  and/or  replacing  aging  hardware;
(b)     abestablishing  a  new  platform  for  data  bases;  and
(c)     abassuring  company-wide  Y2K  compliance.

     With the assistance of outside consultants, we learned that the computer systems used for clinical and manufacturing purposes are not Y2K compliant. In order to make these systems compliant, we elected to replace the computer systems. We expect to have all computers and systems Y2K compliant by May 15, 1999 at a cost estimated between $150,000 and $200,000.

     Our contingency plans are not complete at this time. We are confident that our new computers and software will be online by May 15, 1999. Some thought is being given to outsourcing the computer tasks as a contingency plan. We are looking into suppliers that could provide this service. This approach, if necessary, would be expensive.

     In a worst case scenario, we would experience delays in accessing data on patients enrolled in clinical trials. These delays could slow down regulatory compliance and commercial approval of Ampligen by the Food and Drug Administration. Our management of Ampligen production and inventories would be slow and time consuming, which could delay shipments of Ampligen for clinical trials. Our Y2K program is expected to significantly reduce our level of uncertainty about the Y2K problem and, in particular, about the Y2K compliance and readiness of our material external agents. We believe that, with the implementation of new business systems and completion of our Y2K program as scheduled, the possibility of significant interruptions or normal operations should be reduced.

              Where you can find more information about Hemispherx

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our web site http://www.hemispherx.com or at the SEC's web site http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 14, or 15(d) of the Securities Exchange Act of 1934 until Value Management and Research sells all the shares. This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-68541).

     (a) Annual Report on Form 10-K for its fiscal year ended December 31, 1998 (File No. 1-13441);

     (b) The description of common stock contained in the Registration Statement on Form S-1, File No. 33-93314, and any amendment or report filed for the purpose of updating this description filed subsequent to the date of this prospectus and prior to the termination of this offering.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Hemispherx Biopharma, Inc., 1617 JFK Boulevard, Philadelphia, Pennsylvania 19103, telephone number (215) 988-0080.

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. Value Management and Research will not make offers of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                       Resales by Selling Securityholders

     This prospectus relates to the proposed resale by Value Management and Research of 1,000,000 shares of common stock. The following table sets forth as of March 29, 1999 certain information with respect to Value Management and Research. Value Management and Research has no material relationship with us and has not held any position or office with us during the past three years. We will not receive any of the proceeds from the sale of the common stock. We believe, based on information supplied by Value Management and Research, that Value Management and Research has sole voting and investment power with respect to the shares of common stock. Of the 1,000,000 shares of common stock owned by Value Management and Research, 250,000 represent shares of common stock underlying warrants. 200,000 of these warrants are exercisable, based on various vesting criteria, during the five year period commencing April 30, 1998, at exercise prices ranging from $4.00 to $10.00 per share and 50,000 are exercisable during the five year period commencing July 10, 1998 at an exercise price of $4.00.

                          Securities                     Securities
                         Owned Prior      Securities       Owned
                         to Offering       Offered     After Offering
--------------------  -----------------  ------------  ---------------
Name of Selling       Common
Securityholder         Stock   Warrants  Common Stock  Amount  %
--------------------  -------  --------  ------------  --------  -----
Value Management and  750,000   250,000     1,000,000         0      0
 Research AG

                              Plan of Distribution

     Value Management and Research may sell the shares of common stock from time to time in one or more transactions on the American Stock Exchange, in special offerings, exchange distributions, secondary distributions, negotiated transactions, or a combination of these transactions. It may sell at market prices at the time of sale, at prices related to the market price or at negotiated prices.

     Sales of the common stock may also be made under Rule 144 of the Securities Act of 1933, where applicable. Value Management and Research's shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. We will not receive proceeds from the sale of Value Management and Research's common stock.

     Under applicable rule and regulations under the Exchange Act, any person engaged in the distribution of the common stock may not bid for or purchase shares of common stock during a period which commences one business day, or 5 business days if our public float is less than $25 million or our average daily trading volume is less than $100,000, prior to the person's participation in the distribution, subject to exceptions for certain passive market making activities. In addition and without limiting the foregoing, Value Management and Research will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which may limit the timing of purchases and sales of common stock by Value Management and Research.

     We are bearing all costs relating to the registration of the shares of common stock, other than fees and expenses, if any, of counsel or other advisors to Value Management and Research. Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares of common stock will be borne by Value Management and Research.

                          Transfer Agent and Registrar

     The transfer agent and registrar for our common stock and class A warrants is Continental Stock Transfer and Trust Co., 2 Broadway, New York, New York 10004.

                                  Legal Matters

     The legality of the common stock offered in this prospectus has been passed upon for us by Silverman, Collura, Chernis & Balzano, P.C., 381 Park Avenue South, Suite 1601, New York, New York 10016.

                                     Experts

     The consolidated financial statements of Hemispherx as December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of KPMG LLP as experts in accounting and auditing.

              Disclosure of Commission Position on Indemnification
                         for Securities Act Liabilities

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against these liabilities, other than our payment of expense incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of these issues.

================================================================================

   ==================================      ===================================

     No  dealer,  salesman  or any other               1,000,000 SHARES
person  is  authorized  to  give  any                  OF COMMON STOCK
information  or  to represent  anything
not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted. The information contained in this Prospectus is current only as of this date
                                                   Hemispherx Biopharma, Inc.

           TABLE OF CONTENTS

                                    Page

Hemispherx . . . . . . . . . . . .     2              ----------------
Use of Proceeds. . . . . . . . . .     6
Risk Factors . . . . . . . . . . .     7                 PROSPECTUS
Where you can find more
 information about Hemispherx. . .    12              ----------------
Resales by Selling Securityholders    13
Plan of Distribution . . . . . . .    13               ___________, 1999
Transfer Agent . . . . . . . . . .    14
Legal Matters. . . . . . . . . . .    14
Experts. . . . . . . . . . . . . .    14
Disclosure of Commission Position.    15   ===================================

        --------------------

   ==================================

                                                      PART II

                                      INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

  SEC Registration Fee. . . . . . . . . . .  $2,159.09
  Printing. . . . . . . . . . . . . . . . .  $  2,500*
  Legal Fees and Expenses . . . . . . . . .  $ 10,000*
  Accounting Fees and Expenses. . . . . . .  $  2,500*
  Miscellaneous Expenses (including travel
   and promotional expenses). . . . . . . .  $  1,000*
    TOTAL . . . . . . . . . . . . . . . . .  $ 18,159*

     *Estimated

     The Selling Securityholders will not pay any portion of the foregoing expenses of issuance and distribution.

Item 15. Indemnification of Directors and Officers.

     The Restated Certificate of Incorporation of the Company provides as follows:

               No person who is or was a director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, unless, and only to the extent that, such director is liable (i) for any breach of the director's duty of loyalty to the Corporation or its stockholder, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction form which the director derived an improper personal benefit.

     Section 145 of the Delaware General Corporation Law gives Delaware corporations the power to indemnify each of the Company's present and former officers and directors under certain circumstances, if such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation. The Company's Restated Certificate of Incorporation generally requires the Company to indemnify directors and officers to the fullest extent permissible under Delaware law.

     The Company has entered into indemnification agreements with its current directors and certain of its executive officers. These agreements have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from such individuals.

Item 16.          Exhibits and Financial Statement Schedule

         (a)  The following exhibits are filed herewith:

EXHIBIT
  NO.                             DESCRIPTION
--------  ---------------------------------------------------------------------
  (1)1.1  Form of Underwriting Agreement

  (1)1.2  Form of Selected Dealer Agreement

  (1)1.3  Form of Agreement Among Underwriters

  (1)3.1  Amended and Restated Certificate of Incorporation of
          Registrant, as amended, along with Certificates of Designations, Rights and Preferences of Series A1, A2, B and C Preferred Stock, as amended

  (1)3.2  By-laws of Registrant, as amended

  (2)3.3  Certificate of Designations of Series D Preferred Stock

  (2)3.4  Certificate of Correction to Certificate of Designations of
          Series D Preferred Stock

  (3)3.5  Certificate of Designations of Series E Preferred Stock

  (1)4.1  Specimen certificate representing Registrant's Common Stock

  (1)4.2  Form of Class A Redeemable Warrant Certificate

  (1)4.3  Form of Underwriter's Unit Option Purchase Agreement

  (1)4.4  Form of Class A Redeemable Warrant Agreement with
          Continental Stock Transfer and Trust Company

     5.1 Opinion of Silverman, Collura & Chernis, P.C. with respect to legality of the securities of the Registrant being registered

 (1)10.1  Registration Rights Agreement, dated as of May 9, 1989

 (1)10.2  Subordination Agreement, dated as of September 18, 1992

 (1)10.3  Series A1 and Series A2 Preferred Stock Purchase
          Agreement, dated as of January 22, 1991

                                      II-2

 (1)10.4 Sixth Amendment Agreement, dates as of March 31, 1994, amending the Series A1 and Series A2 Preferred Stock
          Purchase Agreement

 (1)10.5 Seventh Amendment Agreement, dated as of January 1, 1995, amending the Series A1 and Series A2 Preferred
          Stock Purchase Agreement

 (1)10.6 Form of Series C Preferred Stock Subscription Agreement, dated as of June 22, 1993

 (1)10.7  Form of Series C Debt Subscription Agreement, dates as of
          June 30, 1993

 (1)10.8  Form of Note issued with respect to Series C Debt
          Subscription Agreement, dated as of June 30, 1993

 (1)10.9  Form of Warrant issued with respect to Series C Debt
          Subscription Agreement, dated as of June 30, 1993

(1)10.10  Cohn Restructuring Agreement, dated as of March 31, 1994

(1)10.11  Form of Warrant issued with respect to Cohn Restructuring
          Agreement, dated as of March 31, 1994

(1)10.12 Note issued with respect to Cohn Restructuring Agreement, dated as of March 31, 1994

(1)10.13  Letter Agreement, dated April 14, 1994 between the
          Registrant and Maryann Charlap and Promissory Notes

(1)10.14  Letter Agreement, dated July 13, 1994 between Bridge
          Ventures, Inc. and the Registrant

(1)10.15  Letter Agreement dated September 20, 1994 between
          Maryann Charlap and Lloyd DeVos

(1)10.16  Letter Agreement, dated November 1, 1994 among the
          Registrant, Bridge Ventures, Inc. and Myron Cherry

(1)10.17  Form of Bridge Loan Agreement and Promissory Note

(1)10.18  [Intentionally left blank]

(1)10.19  Form of Registration Rights Agreement issued pursuant to 1994
          Common Stock Financing Subscription Agreement

                                      II-3

(1)10.20  Form of Proxy issued pursuant to 1994 Common Stock
          Financing Subscription Agreement

(1)10.21 Standby Financing Agreement, dated June 2, 1995, as amended September 20, 1995

(1)10.22  Tisch/Tsai Entities Stock Pledge Agreement, dated
          February 28, 1995

(1)10.23  Tisch/Tsai Entities Settlement Agreement, dated February 28, 1995

(1)10.24  Form of Promissory Note with Tisch/Tsai Entities
(1)10.25  Form of Warrant with Tisch/Tsai Entities

(1)10.26  Letter Agreement, dated May 4, 12995 between the
          Registrant and Gerald Brauser

(1)10.27  Brauser Note, dated May 2, 1995

(1)10.28  1990 Stock Option Plan

(1)10.29  1992 Stock Option Plan

(1)10.30  1993 Employee Stock Purchase Plan

(1)10.31  Form of Confidentiality, Invention and Non-Compete
          Agreement

(1)10.32  Form of Clinical Research Agreement

(1)10.33  Form of Collaboration Agreement

(1)10.34 Employment Agreement by and between the Registrant and John R. Rapoza, dated May 18, 1992

(1)10.35 Employment Agreement by and between the Registrant and James R. Owen, dated September 21, 1992

(1)10.36 Amended and Restated Employment Agreement by and between the Registrant and Dr. William A. Cater, dated as of July 1, 1993

(1)10.37 Employment Agreement by and between Registrant and Harris Freedman, dated August 1, 1994

(1)10.38 Employment Agreement by and between the Registrant and Sharon Will, dated August 1 1994

                                      II-4

(1)10.39 License Agreement by and between the Registrant and the Johns Hopkins University, dated December 31, 1980

(1)10.40  Technology Transfer, Patent License and Supply
          Agreement by and between the Registrant, Pharmacia LKB
          Biotechnology Inc., Pharmacio P-L Biochemicals Inc. and
          E.I. du Pont de Nemours and Company, dated November 24, 1987

(1)10.41 Pharmaceutical Use Agreement, by and between the Registrant and Temple University, dated August 3, 1988

(1)10.42 Assignment and Research Support Agreement by and between the Registrant, Hahnemann University and Dr.
          David Strayer, Dr. Isadore Brodsky and Dr. David
          Gillespie, dated June 30, 1989
(1)10.43  Lease Agreement between the Registrant and Red Gate III
          Limited Partnership, dated November 1, 1989, relating to the Registrant's Rockville, Maryland facility

(1)10.44  Fee Agreement between the Registrant and Choate, Hall &
          Stewart, dated January 27, 1993

(1)10.45 Settlement and Release Agreement between the Registrant and Lloyd DeVos, dated August 18, 1994

(1)10.46  Agreement between the Registrant and Bioclones
          (Proprietary) Limited

(1)10.47  Licensing Agreement with Core BioTech Corp.

(1)10.48  Licensing Agreement with BioPro Corp.

(1)10.49  Licensing Agreement with BioAegean Corp.

(1)10.50  Letter Agreement, dated may 12, 1992, between the
          Registrant and Dr. Werner E.G. Muller

(1)10.51 Amendment, dated August 3, 1995, to Agreement between the Registrant and Bioclones (Proprietary) Limited
          (contained in Exhibit 10.46)

(1)10.52  Agreement, dated July 16, 1995, between the Registrant,
          Vernacular Communications, Inc. Gerald Souham,
          Mitchell L. Reisman, Craig S. O'Keefe and Robert C.
          Conaboy

                                      II-5

(1)10.53 Agreement, dated June 27, 1995, between the Registrant and The Sage Group

(1)10.54  Form of Indemnification Agreement

(1)10.55  Agreement, dated September 13, 1995, between the
          Registrant and River Pharma Inc.

(2)10.56  Series D Preferred Stock Subscription Agreement, dated June 28, 1996

(2)10.57 Series D Preferred Stock Registration Rights Agreement, dated June 28, 1996

(2)10.58  GFL Advantage Fund Limited Common Stock Purchase
          Warrant, dated June 28, 1996

(3)10.59  Series E Preferred Stock Registration Rights Agreement

(4)10.60  Value Management & Research, AG Subscription
          Agreement dated July 20, 1998

   (1)11  Calculation of Earnings Per Share

 (1)14.1  Material Foreign Patents

   (1)21  Subsidiaries of the Registrant

    23.1  Consent of Silverman, Collura, Chernis & Balzano, P.C.
          (included in Exhibit 5.1)

    23.2  Consent of KMPG LLP

(1) Incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No. 33-93314) declared effective by the Securities and Exchange Commission on November 2, 1995.

(2) Incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No. 333-8941) declared effective by the Securities and Exchange Commission on September 16, 1996.

(3) Incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No. 333-24983) declared effective by the Securities and Exchange Commission on April 18, 1997.

(4)  Previously filed herewith.

     b.   Financial Statement Schedules.

     All schedules are omitted from this Registration Statement because they are not required or the required information is included in the Consolidated Financial Statement or the Notes thereto.

Item 17. Undertakings.

     (a)  Rule 415 Offerings.

     The undersigned issuer hereby undertakes that it will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

               (iii) Includes any additional or changed material information on the plan of distribution.

provided, however, the paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b)  Request for acceleration of effective date.

          (1) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such court.

          (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Amendment No. 2 to Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Philadelphia, State of Pennsylvania, on March 30, 1999.

                                     HEMISPHERX BIOPHARMA, INC.


                                     By: /s/ William A. Carter
                                         ---------------------------------------
                                            William A. Carter, President and CEO


     In  accordance   with  the   requirements   of  the  Securities  Act,  this
Registration statement was signed by the following persons in the capacities and on the dates stated.

        Signature                      Title                     Date
-------------------------  -------------------------------  ---------------
                           Principal Executive Officer
                           and Chairman of the Board
                           and as Power of Attorney
/s/ William A. Carter      for Members of the Board          March 30, 1999
-----------------------
William A. Carter, M.D.

                           Principal Financial Officer and
/s/ Robert E. Peterson     Principal Accounting Officer      March 30, 1999
-----------------------
Robert E. Peterson


/s/ Richard Piani          Director                          March 30, 1999
-----------------------
Richard C. Piani


/s/ Ransom W. Etheridge    Director                          March 30, 1999
-----------------------
Ransom W. Etheridge


/s/ William Mitchell       Director                          March 30, 1999
William Mitchell